Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended March 31, 2003 and 2002
(in millions)

	First Quarter 2003		First Quarter 2002

		Financial		Financial
	Automotive	Services	Automotive	Services

	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$5,180	$7,071	$4,064	$3,133

Cash flows from operating activities before securities trading	2,953	4,661	2,333	3,746
Net sales/(purchases) of trading securities	230	(40)	(437)	(25)

Net cash flows from operating activities	3,183	4,621	1,896	3,721
Cash flows from investing activities
Capital expenditures	(1,416)	(80)	(1,536)	(181)
Acquisitions of receivables and lease investments	—	(17,604)	—	(21,714)
Collections of receivables and lease investments	—	10,749	—	14,855
Net acquisitions of daily rental vehicles	—	(385)	—	(794)
Purchases of securities	(566)	(149)	(537)	(185)
Sales and maturities of securities	474	207	452	139
Proceeds from sales of receivables and lease investments	—	10,966	—	15,399
Proceeds from sale of businesses	—	157	—	—
Net investing activity with Financial Services	970	—	(427)	—
Cash paid for acquisitions	(8)	—	(37)	—
Other	—	47	—	228

Net cash (used in)/provided by investing activities	(546)	3,908	(2,085)	7,747
Cash flows from financing activities
Cash dividends	(183)	—	(184)	—
Net purchases of Common Stock	(22)	—	(57)	—
Proceeds from mandatorily redeemable convertible preferred securities	—	—	4,900	—
Changes in short-term debt	(234)	2,424	(93)	(6,729)
Proceeds from issuance of other debt	90	3,862	107	9,456
Principal payments on other debt	(78)	(10,640)	(60)	(10,233)
Repayment of debt from discontinued operations	—	1,421	—	—
Net financing activity with Automotive	—	(970)	—	427
Other	(3)	20	(5)	37

Net cash (used in)/provided by financing activities	(430)	(3,883)	4,608	(7,042)
Effect of exchange rate changes on cash	55	78	(18)	(31)
Net transactions with Automotive/Financial Services	(304)	304	(411)	411

Net increase/(decrease) in cash and cash equivalents	1,958	5,028	3,990	4,806

Cash and cash equivalents at March 31	$7,138	$12,099	$8,054	$7,939